Exhibit 99.1

News Announcement
CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING COMPLETES
ZIA PARK RACETRACK/BLACK GOLD CASINO ACQUISITION

- Transaction Expands Penn National’s Gaming and Racing Operations to New Mexico -

Wyomissing, Penn., (April 17, 2007) — Penn National Gaming, Inc. (PENN: Nasdaq) announced today that, following approval by the New Mexico Racing Commission and New Mexico Gaming Control Board, it has completed the purchase of the assets of Zia Partners, LLC for $200 million.  The Zia Partners assets are primarily comprised of the Zia Park Racetrack and its Black Gold Casino on approximately 320 acres of land located in Hobbs, New Mexico.  The acquisition marks Penn National’s entry into the New Mexico gaming marketplace and is expected to be immediately accretive to earnings.

Located in Hobbs, in eastern New Mexico, Zia Park is an integrated thoroughbred and quarterhorse racetrack and gaming facility that runs a 49-day race meet.  Black Gold Casino at Zia Park features approximately 750 slot machines as well as the Black Gold Buffet and Black Gold Steakhouse and the Home Stretch Bar & Grill.  In the twelve months ended December 31, 2006, Zia Park’s operations generated approximately $76.6 million in revenue.  Penn National funded the purchase with additional borrowings under its existing $750 million revolving credit facility.

Peter M. Carlino, Chief Executive Officer of Penn National commented, “This transaction adheres to our core strategy of structuring acquisitions that are accretive while providing additional jurisdictional and financial diversification.  In Zia Park we have acquired a property that has proven to be an attraction for the underserved west Texas feeder market and which has had success in driving revenue growth during its first two years of operations.  In addition, given that it is a relatively new facility, Zia Park does not require significant capital expenditures.

“In further diversifying our revenue and EBITDA base, we are entering a market where the state, as well as Hobbs and Lea County officials, work in partnership with racing and gaming operators to create an environment that is beneficial to all stakeholders.  We also look forward to working with the horsemen in New Mexico and extending the strong working relationship in place today to enable us to continue delivering exciting, high quality racing at Zia Park and to Zia’s national simulcast partners.”

-more-

Penn National Gaming, 4/17/07

Penn National’s financial guidance for the twelve months ending December 31, 2007 (as provided on February 8, 2007) assumed that the Zia Park acquisition would close by the beginning of the third quarter of 2007.  Penn National intends to update its 2007 financial guidance to reflect the earlier than anticipated closing when it reports its financial results for the three-month period ending March 31, 2007 on April 26.

About Penn National Gaming

Penn National Gaming owns and operates casino and horse racing facilities with a focus on slot machine entertainment.  The Company presently operates eighteen facilities in fourteen jurisdictions including Colorado, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature approximately 22,000 slot machines, over 400 table games, approximately 1,731 hotel rooms and approximately 772,000 square feet of gaming floor space.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Penn describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006.  Meaningful factors which could cause actual results to differ from expectations described in this press release include, but are not limited to, the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in New Mexico; our ability to successfully integrate its operations; and other factors as discussed in the Company’s filings with the United States Securities and Exchange Commission. Furthermore, the Company does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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